                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                             (Amendment No. ____)*



                              TeleCorp PCS, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                Class A Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  879299 10 5
--------------------------------------------------------------------------------
                                (CUSIP Number)


                              Thomas H. Sullivan
                              TeleCorp PCS, Inc.
                         1010 N. Glebe Road, Suite 800
                              Arlington, VA 22201
                                (703) 236-1100
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

               April 7, 2000, April 11, 2000 and April 27, 2000
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)240.13d-1(e), (S)240.13d-1(f) or (S)240.13d-1(g), check the following box [X].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See(S)240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas H. Sullivan
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,902,165

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    492,064

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    2,902,165
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   492,064

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,394,229
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      3.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gerald T. Vento
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            4,757,590

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    492,064

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    4,757,590
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   492,064

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,249,654
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      TeleCorp Investment Corp., L.L.C
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    352,956

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   352,956

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      352,956
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      TeleCorp Investment Corp. II, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    492,064

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   492,064

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      492,064
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Private Equity Investors III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            8,848,318

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    8,848,318
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      8,848,318
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      10.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Equity-Linked Investors-II
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            5,986,705

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    5,986,705
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,986,705
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      6.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Rohit Desai
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 8 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Rohit M. Desai Associates III, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 9 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Rohit M. Desai Associates-II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      HCP Capital Fund, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            919,881

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    919,881
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      919,881
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      1.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 11 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hoak Communications Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            10,054,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    10,054,900
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      10,054,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      11.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 12 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James M. Hoak & Co.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 13 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      HCP Investment, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 14 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hoak Partners LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 15 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James Hoak
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 16 of 108 pages

                                 Schedule 13D
CUSIP NO.  879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas Harrison
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 17 of 108 pages

                                 Schedule 13D
CUSIP NO.  879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Frederick Pickering
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 18 of 108 pages

                                 Schedule 13D
CUSIP NO.  879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Media/Communications Partners III Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            5,657,726

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    5,657,726
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,657,726
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      6.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 19 of 108 pages

                                 Schedule 13D
CUSIP NO.  879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Media/Communications Investors Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            265,793

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    265,793
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      265,793
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 20 of 108 pages

                                 Schedule 13D
CUSIP NO.  879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      M/C III, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 21 of 108 pages

                                 Schedule 13D
CUSIP NO.  879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James Wade
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 22 of 108 pages

                                 Schedule 13D
CUSIP NO.  879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David Croll
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 23 of 108 pages

                                 Schedule 13D
CUSIP NO.  879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Stephen Gormley
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 24 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Christopher Gaffney
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 25 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      John Hayes
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 26 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter Claudy
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 27 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Toronto Dominion Investment, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,623,770

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    1,623,770
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,623,770
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                         [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      1.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 28 of 108 pages

                                 SCHEDULE 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Northwood Ventures LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,737,259

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    1,737,259
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,737,259

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      2.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 29 of 108 pages

                                 SCHEDULE 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Northwood Capital Partners LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            319,217

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    319,217
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      319,217

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 30 of 108 pages

                                 SCHEDULE 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter Schiff
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 31 of 108 pages

                                 SCHEDULE 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Henry Wilson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 32 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      One Liberty Fund III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,431,462

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1,431,462
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,431,462
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      1.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 33 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OneLiberty Fund IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,172,312

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1,172,312
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,172,312
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      1.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 34 of 108 pages

                                 SchedulE 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OneLiberty Advisors Fund IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            20,373

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          20,373
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      20,373
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .02%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 35 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OneLiberty Partners III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      NONE
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 36 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OneLiberty Partners IV, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 37 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ed Kania
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 38 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Steve Ricci
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 39 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Digital PCS LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Mississippi
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            701,193

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    701,193
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      701,193

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00 (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 40 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MSM, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Mississippi
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 41 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      William Mounger
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 42 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      E.B. Martin, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 43 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Wireless 2000, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Louisiana
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            163,894

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    163,894
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      163,894
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 44 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gilde International B.V.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            4,169

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    4,169
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      4,169
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .005%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 45 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CB Capital Investors, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            15,265,692

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    352,956

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    15,265,692
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   352,956

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      15,618,648
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      17.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 46 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J.H. Whitney III, L.P., a limited partnership (I.R.S. Identification No. 06-1503280), the sole general partner of which is J.H. Whitney Equity Partners III, L.L.C., a Delaware limited liability company. The members of J.H. Whitney Partners III, L.L.C. are Peter M. Castleman, Joseph D. Carrabano, Jr., James H. Fordyce, Jeffrey R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware; all individual members are United States citizens
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            6,255,861

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    6,255,861
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      6,255,861
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      7.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 47 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Whitney Strategic Partners III, L.P., a limited partnership (I.R.S. Identification No 06-1503276), the sole general partner of which is J.H. Whitney Equity Partners III, L.L.C., a Delaware limited liability company. The members of J.H. Whitney Equity Partners III, L.L.C. are Peter M. Castleman, Joseph D. Carrabino, Jr., James H. Fordyce, Jeffrey R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware; all individual members are United States citizens
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            150,744

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    150,744
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      150,744
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON* PN
14

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 48 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Whitney Equity Partners, L.P., a limited partnership (I.R.S. Identification No. 06-1445444), the sole general partner of which is J.H. Whitney Equity Partners, L.L.C., a Delaware limited liability company. The members of J.H. Whitney Equity Partners, L.L.C. are Peter M. Castleman, Jeffrey R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware; all individual members are United States citizens
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,694,260

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    2,694,260
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,694,260
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      3.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 49 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AT&T Wireless PCS, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            17,867,453

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    17,867,453
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,867,453
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      17.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 50 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AT&T Corp.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            17,867,453

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    17,867,453
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,867,453
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      17.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 51 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AT&T Wireless Services, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            17,867,453

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    17,867,453
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,867,453
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      17.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 52 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      William Hague
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 53 of 108 pages

                                 Schedule 13D
CUSIP NO. 879299 10 5
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael Schwartz
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions) OO
 4

------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8    NONE

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9    NONE
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10   NONE

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 54 of 108 pages

Item 1.           Security and Issuer:
                  --------------------

         This statement on Schedule 13D ("Schedule 13D") relates to the class A voting common stock, par value $0.01 per share ("Class A Common Stock"), of TeleCorp PCS, Inc., a Delaware corporation ("TeleCorp"). The address of TeleCorp's principal office is c/o TeleCorp PCS, Inc. 1010 N. Glebe Road, Suite 800, Arlington, VA 22201.

Item 2.           Identity and Background
                  -----------------------

         The name and state of formation or citizenship, as applicable, of each person or entity reporting pursuant to this Schedule 13D (each, a "Reporting Person") is herein incorporated by reference to the responses to Items 1 and 6 on the cover page provided for each respective Reporting Person. The address and principal business or occupation, as applicable, of each Reporting Person and the name, address, state of formation or citizenship and principal business or occupation, as applicable, of each general partner, manager, member, director or officer of each Reporting Person not previously disclosed on the cover page as a Reporting Person (each, a "Disclosed Party" and collectively, the "Disclosed Parties"), as required by General Instruction C to Schedule 13D, is set forth in
Item 5 and the corresponding schedules thereto, with the exception of Toronto Dominion Investments, Inc., Wireless 2000, Inc. and Gilde Investment, B.V., which information is set forth on Schedule 1 hereto.
                                  ----------

         During the last five years, no Reporting Person or, to the knowledge of such Reporting Person, any Disclosed Party related to such Reporting Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.           Source and Amount of Funds or Other Consideration.
                  -------------------------------------------------

     This filing is being made in connection with the acquisition of Class A Common Stock by each of Gerald T. Vento, Thomas H. Sullivan, Northwood Ventures LLC, Northwood Capital Partners LLC, and OneLiberty Fund IV, L.P. as described below:

         1.       Acquisition of an aggregate of 878,400 shares of Class A
                  ---------------------------------------------------------
                  Common Stock by Gerald T. Vento, Thomas H. Sullivan, Northwood
                  --------------------------------------------------------------
                  Ventures LLC, Northwood Capital Partners LLC and OneLiberty
                  -----------------------------------------------------------
                  Fund IV, L.P.
                  -------------

         On April 7, 2000, TeleCorp acquired TeleCorp LMDS, Inc. (a company holding local multipoint distribution service, or LMDS, licenses in the territory in which TeleCorp has established its wireless communications network) (the "LMDS Transaction") through an exchange of all of the outstanding stock of TeleCorp LMDS, Inc. for an aggregate of 878,400 shares of TeleCorp's

                              Page 55 of 108 Pages

Class A Common Stock issued to the following persons and entities as indicated:

       Name                             Number of Shares of Class A Common Stock
       ----                             ----------------------------------------
       Gerald T. Vento                  75,792
       Thomas H. Sullivan               47,114
       Northwood Capital Partners LLC   47,218
       Northwood Ventures LLC           330,529
       OneLiberty Fund IV, L.P.         377,747

         2.       Acquisition of an aggregate of 323,372 shares of Class A
                  --------------------------------------------------------
                  Common Stock by Gerald T. Vento and Thomas H. Sullivan.
                  -------------------------------------------------------

         On April 11, 2000, TeleCorp acquired from Gerald T. Vento and Thomas H. Sullivan the remaining 15% of Viper Wireless, Inc. (the "Viper Transaction") that TeleCorp did not yet own in exchange for the issuance to Gerald T. Vento of 199,413 shares of Class A Common Stock and 493.33 shares of Series E Preferred Stock and the issuance to Thomas H. Sullivan of 123,959 shares of Class A Common Stock and 306.67 shares of Series E Preferred Stock. The transaction was effected through a merger of Viper Wireless, Inc. into TeleCorp's wholly owned subsidiary, TeleCorp Holding Corp., Inc.

         3.       Acquisition of one share of Class A Common Stock by Thomas H.
                  -------------------------------------------------------------
                  Sullivan.
                  ---------

         On April 27, 2000, Thomas H. Sullivan purchased one share of TeleCorp Class A Common Stock for $45.50 paid out of his own personal funds (the "Sole Share Transaction").

Item 4.           Purpose of Transaction

     In the LMDS Transaction, Messrs. Vento and Sullivan, Northwood Ventures LLC, Northwood Capital Partners LLC and OneLiberty Fund IV, L.P. acquired the shares for investment purposes.

     In the Viper Transaction, Messrs. Vento and Sullivan acquired the shares for investment purposes.

         In the Sole Share Transaction, Mr. Sullivan acquired one share to enable TeleCorp to comply with TeleCorp's Indenture dated as of April 23, 1999, among TeleCorp, TeleCorp Communications, Inc. and Bankers Trust Company, as trustee (the "1999 Indenture"), in connection with the formation of a subsidiary necessary to effect TeleCorp's proposed merger with Tritel, Inc. ("Tritel"). In connection with the proposed merger of TeleCorp and Tritel, TeleCorp was required to form a wholly owned subsidiary to be designated as an "unrestricted subsidiary" under the 1999 Indenture. To permit TeleCorp's purchase of an interest in an unrestricted subsidiary, the 1999 Indenture required the interest in the subsidiary to be purchased with new proceeds received by TeleCorp from the sale of its securities. Mr. Sullivan's purchase of one share of Class A Common Stock supplied the new proceeds to TeleCorp which permitted its investment in the unrestricted subsidiary.

                              Page 56 of 108 Pages

         TeleCorp, Tritel and AT&T Wireless Services Inc., a Delaware corporation, have entered into an Agreement and Plan of Reorganization and Contribution (the "Reorganization Agreement"), dated as of February 28, 2000, pursuant to which TeleCorp agreed to merge with Tritel through a merger of each of TeleCorp and Tritel into a newly formed subsidiary of a new holding company. The stockholder meeting to approve the Reorganization Agreement for each of TeleCorp and Tritel is scheduled to occur on August 8, 2000. To assure approval, stockholders representing a majority of the voting power entitled to vote at a meeting of each of TeleCorp and Tritel, respectively, have executed voting agreements agreeing to vote all of their shares of voting stock in favor of the adoption of the Reorganization Agreement.

         Except as set forth above, the Reporting Persons and Disclosed Parties do not have any plans or proposals that relate to or would result in any of the matters referred to in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.           Interest in Securities of the Issuer
                  ------------------------------------

         (a)-(b) The responses to Items 7 through 13 on the cover page provided for each Reporting Person which relate to the beneficial ownership of the Class A Common Stock of TeleCorp, are incorporated herein by reference and the responses of all of the Disclosed Parties are set forth on Schedule 1 hereto.
                                                           ----------
All are given as of April 27, 2000 to reflect beneficial ownership after each of the three acquisitions of Class A Common Stock occurring in the month of April and described in Item 3 above. The responses are based upon the outstanding number of shares set forth in TeleCorp's Form 10-Q for the fiscal quarter ended March 31, 2000 plus the shares issued in the three April transactions.

         Certain of the Reporting Persons, set forth on Schedule 5-E hereto, are
                                                        ------------
party to a Stockholders' Agreement dated as of July 17, 1998, as amended (the "Stockholders' Agreement"), pursuant to which such Reporting Persons have agreed, among other things, to vote for certain nominees to TeleCorp's Board of Directors, and as such they may be deemed to be part of a "group" for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, whose members collectively hold more that 5% of TeleCorp's Class A Common Stock. Each Reporting Person disclaims its membership in such group and disclaims beneficial ownership of any shares of stock held by any party to the Stockholders' Agreement (other than itself, if applicable) or any other Reporting Person attributed to them by reason of the Stockholders' Agreement. The filing of this
Schedule 13D shall not be construed as an admission that the Reporting Person is the beneficial owner of such shares or that the Reporting Person and any of such other stockholders' constitute such a person or group. Each Reporting Person is not responsible for the accuracy of any information filed in this Schedule 13 D relating to any Reporting Person other than itself and its related persons or entities.

         Additional information regarding the beneficial ownership of certain of the Reporting Persons is listed below.

Thomas H. Sullivan, Executive Vice President and Chief Financial Officer of TeleCorp

                              Page 57 of 108 Pages

                  The shares beneficially held by Thomas H. Sullivan consist of 492,064 shares of Class A Common Stock held by TeleCorp Investment Corp. II, L.L.C., 2,899,965 shares of Class A Common Stock held by Mr. Sullivan, and 2,200 shares of Class A Common Stock held by Mr. Sullivan's spouse. Mr. Sullivan serves as a manager of and is also the manager of a member of TeleCorp Investment Corp. II, L.L.C. and disclaims beneficial ownership of all of the shares of TeleCorp stock held by TeleCorp Investment Corp II, L.L.C. and his spouse. Mr. Sullivan's business address is c/o TeleCorp PCS, Inc., 1010 N. Glebe Road, Arlington, VA 22201.

Gerald T. Vento, Chief Executive Officer of TeleCorp

                  The shares beneficially held by Gerald T. Vento consist of 492,064 shares of Class A Common Stock held by TeleCorp Investment Corp. II, L.L.C. and 4,757,590 shares of Class A Common Stock held by Mr. Vento. Mr. Vento serves as a manager of and is also a member of TeleCorp Investment Corp. II, L.L.C. Mr. Vento disclaims beneficial ownership of all of the shares of TeleCorp stock held by TeleCorp Investment Corp. II, L.L.C. Mr. Vento's business address is c/o TeleCorp PCS, Inc., 1010 N. Glebe Road, Arlington, VA 22201.

TeleCorp Investment Corp., L.L.C.
TeleCorp Investment Corp. II, L.L.C.

                  Both TeleCorp Investment Corp., L.L.C. and TeleCorp Investment Corp. II, L.L.C. are investment vehicles which hold stock in TeleCorp. The principal office address for both entities is c/o TeleCorp PCS, Inc., 1010 N. Glebe Road, Arlington, VA 22201.

Private Equity Investors III, L.P.
Equity-Linked Investors-II L.P.
Rohit M. Desai Associates III, LLC
Rohit M. Desai Associates-II
Rohit Desai, Chairman, President and Chief Investment Officer of Desai Capital
   Management Incorporated

                  Private Equity Investors III, L.P. and Equity-Linked Investors-II, L.P. are engaged in the private equity business. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o Desai Capital Management, 540 Madison Avenue, New York, NY 10022. Private Equity Investors III, L.P. and Equity-Linked Investors-II L.P. may be deemed to beneficially own the shares of TeleCorp stock held by the other. These shares may also be deemed to be beneficially owned by Rohit Desai, who is the managing member of the Rohit M. Desai Associates III, LLC, the general partner of Private Equity Investors III, L.P., the general partner of Rohit M. Desai Associates-II the general partner of Equity-Linked Investors-II L.P. Each of Private Equity Investors III, L.P., Equity-Linked Investors-II L.P., Rohit M. Desai Associates III, LLC, Rohit M. Desai Associates-II and Mr. Desai disclaims beneficial ownership of all of the shares of TeleCorp stock held by the others.

                              Page 58 of 108 Pages

HCP Capital Fund, L.P.
Hoak Communications Partners, L.P.
James M. Hoak & Co.
HCP Investment, L.P.
Hoak Partners LLC
James Hoak, Principal of Hoak Capital Corporation
Thomas Harrison, Principal of Hoak Capital Corporation
Frederick Pickering, Principal of Hoak Capital Corporation

                  HCP Capital Fund, L.P. and Hoak Communications Partners, L.P. are engaged in the venture capital business. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o Hoak Capital Corporation, One Galleria Tower, 13355 Noel Road, Suite 1050, Dallas, Texas 75240. HCP Capital Fund, L.P. and Hoak Communications Partners, L.P. may be deemed to beneficially own the shares of TeleCorp stock held by the other. These shares may also be deemed to be beneficially owned by (i) James Hoak, Chairman and controlling stockholder of the James M. Hoak & Co., the general partner of HCP Capital Fund, L.P. and a member of Hoak Partners, LLC, the general partner of HCP Investment, L.P., which is the general partner of Hoak Communications Partners, L.P., and (ii) Thomas Harrison and Frederick Pickering, each of whom is a member of Hoak Partners LLC, the general partner of HCP Investment, L.P., which is the general partner of Hoak Communications Partners, L.P. Each of HCP Capital Fund, L.P., Hoak Communications Partners, L.P., Mr. Hoak, Mr. Harrison and Mr. Pickering disclaims beneficial ownership of all of the shares of TeleCorp stock held by the others.

Media/Communications Partners III Limited Partnership
Media/Communications Investors Limited Partnership
M/C III, LLC
David Croll, Managing Partner of M/C Venture Partners James Wade, Managing Partner of M/C Venture Partners Stephen Gormely, General Managing Partner of Great Hill Partners Christopher Gaffney, General Managing Partner of Great Hill Partners John Hayes, General Managing Partner of Great Hill Partners Peter Claudy, Partner of M/C Venture Partners

                  Media/Communications Partners III Limited Partnership and Media/ Communications Investors Limited Partnership are engaged in the venture capital business. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o M/C Venture Partners, 75 State Street, Boston, MA 02109. Media/Communications Partners III Limited Partnership and Media/ Communications Investors Limited Partnership may be deemed to beneficially own the shares of TeleCorp stock held by the other. In addition, these shares may also be deemed to be beneficially owned by James Wade, David Croll, Stephen Gormley, Christopher Gaffney, John Hayes and Peter Claudy, each a member of M/C III, LLC, the general partner of Media/Communications Partners III Limited Partnership. Each of Media/Communications Partners III

                              Page 59 of 108 Pages

         Limited Partnership, Media/Communications Investors Limited Partnership, Mr. Wade, Mr. Croll, Mr. Gormly, Mr. Gaffney, Mr. Hayes and Mr. Claudy disclaims beneficial ownership of all of the shares of TeleCorp stock held by the others.

Northwood Ventures LLC
Northwood Capital Partners LLC
Peter Schiff, Managing Member of Northwood Ventures and Northwood Capital Partners Henry Wilson, Managing Member of Northwood Ventures and Northwood Capital Partners

                  Northwood Ventures LLC and Northwood Capital Partners LLC are engaged in the venture capital business. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o Northwood Ventures, 485 Underhill Blvd., Suite 205, Syosset, NY 11791. Northwood Ventures LLC and Northwood Capital Partners LLC may be deemed to beneficially own the shares of TeleCorp stock held by the other. In addition, these shares may also be deemed to be beneficially owned by Peter Schiff and Henry Wilson, each a managing member of each of Northwood Ventures LLC and Northwood Capital Partners LLC. Each of Northwood Ventures LLC, Northwood Capital Partners LLC, Mr. Schiff and Mr. Wilson disclaims beneficial ownership of all of the shares of TeleCorp stock held by the others.

OneLiberty Fund III, L.P. OneLiberty Fund IV, L.P.
OneLiberty Advisors Fund IV, L.P.
OneLiberty Partners III, L.P.
OneLiberty Partners IV, LLC
Ed Kania, General Partner of OneLiberty Partners III, L.P.
Steve Ricci, General Partner of OneLiberty Partners III, L.P.

                  OneLiberty Fund III, L.P., OneLiberty Fund IV, L.P. and OneLiberty Advisors Fund IV, L.P. are engaged in the venture capital business. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o OneLiberty Ventures, 150 Cambridge Park Drive, Boston, MA 02114. OneLiberty Fund III, L.P., OneLiberty Fund IV, L.P. and OneLiberty Advisors Fund IV, L.P. may be deemed to beneficially own the shares of TeleCorp stock held by the other. In addition, these shares may also be deemed to be beneficially owned by Ed Kania and Steve Ricci, each a general partner of OneLiberty Partners III, L.P., the general partner of OneLiberty Fund III, L.P. and each a managing member of OneLiberty Partners IV, LLC, the general partner of each of OneLiberty Fund IV, L.P. and OneLiberty Advisors Fund IV, L.P. Each of OneLiberty Advisors Fund IV, L.P., OneLiberty Partners III, L.P., OneLiberty Partners IV, LLC, Ed Kania and Steve Ricci disclaims beneficial ownership of all of the shares of TeleCorp stock held by the others.

                              Page 60 of 108 Pages

Digital PCS LLC
MSM, Inc.
William Mounger, Chief Executive Officer of Tritel, Inc.
E.B. Martin, Jr., Executive Vice President and Chief Financial Officer of Tritel, Inc.

                  Digital PCS LLC holds telecommunications licenses. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is 111 East Capital, Suite 500, Jackson, Mississippi 39201. The shares held by Digital PCS LLC may be deemed to be beneficially owned by MSM, Inc., the manager of Digital PCS LLC, and William Mounger and E.B. Martin, the stockholders and the President and Vice President of MSM, Inc., respectively. MSM, Inc. disclaims beneficial ownership of all of the shares of TeleCorp stock held by Digital PCS LLC.

CB Capital Investors, LLC
CB Capital Investors, Inc.

                  The shares beneficially held by CB Capital Investors, LLC (formerly CB Capital Investors, L.P.) ("CBCI") consist of 352,956 shares of Class A Common Stock held by TeleCorp Investment Corp., L.L.C., of which CBCI owns a majority membership interest, and 15,265,692 shares of Class A Common Stock held by CBCI.

                  CBCI is engaged in the venture capital and leveraged buyout business. The managing member of CBCI is CB Capital Investors, Inc., a Delaware corporation, whose principal office is located at c/o Chase Capital Partners, 1221 Avenue of the Americas, 40th Floor, New York, New York 10020 (hereinafter referred to as "CBCI, Inc."). CBCI, Inc. is a wholly owned subsidiary of The Chase Manhattan Bank, a New York corporation (hereinafter referred to as "Chase Bank"), which is a wholly owned subsidiary of The Chase Manhattan Corporation, a Delaware corporation, (hereinafter referred to as "Chase") both of whose principal business offices are located at 270 Park Avenue, 5th Floor, New York, New York 10017. The non-managing member of CBCI is Chase Capital Partners, a New York general partnership (hereinafter referred to as "CCP"). Pursuant to a master advisory agreement, CBCI, Inc. has delegated its management authority of CBCI to CCP. CCP is also engaged in the venture capital and leveraged buyout business. CBCI's principal office is located at the same address as CBCI, Inc.

                  Set forth below are the names of each general partner of CCP who is a natural person. Each such general partner is a U.S. citizen (except for Messrs. Britts and Meggs, each of whom is a citizen of the United Kingdom and Ms. Aidar who is a citizen of Brazil), whose principal occupation is general partner of CCP and whose business address (except for Messrs. Britts, Meggs, Soghikian and Stuart and Ms. Aidar) is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, New York 10017.

                              Page 61 of 108 Pages

                  Ana Carolina Aidar
                  John R. Baron
                  Christopher C. Behrens
                  Mitchell J. Blutt, M.D.
                  David S. Britts
                  Arnold L. Chavkin
                  David Gilbert
                  Eric Green
                  Michael R. Hannon
                  Donald J. Hofmann
                  Jonathan Meggs
                  Stephen P. Murray
                  John M.B. O'Connor
                  Robert Ruggiero
                  Susan Segal
                  Shahan D. Soghikian
                  Lindsay Stuart
                  Jeffrey C. Walker
                  Timothy Walsh
                  Rick Waters
                  Damion E. Wicker, M.D.

                  Messrs. Britts' and Soghikian's address is c/o Chase Capital Partners, 50 California Street, Suite 2940, San Francisco, CA 94111. Messrs. Meggs' and Stuart's address is c/o Chase Capital Partners, 125 London Wall, Level 13, London, England EC2Y5AJ. Jeffrey C. Walker is the managing general partner of CCP.

                  The remaining general partners of CCP are Chase Capital Corporation, a New York corporation (hereinafter referred to as "Chase Capital"), CCP Principals, L.P., a Delaware limited partnership (hereinafter referred to as "Principals") and CCP European Principals, L.P., a Delaware limited partnership (hereinafter referred to as "European Principals"), each of whose principal office is located at 1221 Avenue of the Americas, 40th Floor, New York, New York 10020. Chase Capital is a wholly-owned subsidiary of Chase. Chase Capital is the general partner of each of Principals and European Principals. Chase Capital, Principals and European Principals are each engaged in the venture capital and leveraged buyout business. Set forth in
         Schedule 5-A hereto and incorporated herein by reference are the names,
         ------------
         business addresses and principal occupations or employment of each executive officer and director of Chase Capital, each of whom is a U.S. citizen.

                  Chase Bank is a New York corporation engaged in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule 5-B hereto and
                                                ------------
         incorporated herein by reference are the names, business addresses, principal occupations or employment and citizenship of each executive officer and director of Chase Bank. Chase is a Delaware corporation engaged (primarily through subsidiaries) in the commercial banking business with its principal

                              Page 62 of 108 Pages
         office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule 5-B hereto and incorporated herein by reference are the
            ------------
         names, business addresses, principal occupations or employment's of each executive officer and director of Chase, each of whom is a U.S. citizen.

                  CB Capital Investors, LLC disclaims beneficial ownership of the shares of TeleCorp stock held by TeleCorp Investment Corp II, L.L.C.

Whitney Equity Partners, L.P.
J.H. Whitney III, L.P.
Whitney Strategic Partners III, L.P.

                  The principal business of each of Whitney Equity Partners, L.P., J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. (collectively, the "Whitney Entities") is that of a private investment fund. The principal business of J.H. Whitney Equity Partners, L.L.C. is that of the general partner of Whitney Equity Partners, L.P.. The principal business of J.H. Whitney Equity Partners III, L.P. is that of the general partner of each of J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. The principal occupation of each of the members of J.H. Whitney Equity Partners, L.L.C. and J.H. Whitney Equity Partners III, L.L.C. is that of a member of the general partners of Whitney & Co., the Whitney Entities and several other partnerships. The principal office or business address, as applicable, of each of the persons and entities referred to in this paragraph is c/o Whitney & Co.,177 Broad Street, 15th Floor, Stamford, CT 06901. Each of Whitney Equity Partners, L.P., J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. disclaims beneficial ownership of all of the shares of TeleCorp stock held by the others.

AT&T Wireless PCS, LLC
AT&T Corp.
AT&T Wireless Services, Inc.
William Hague, Senior Vice President, Acquisitions, AT&T Wireless Services, Inc. Michael Schwartz, Executive Vice President, Habit.com

                  The shares beneficially held by AT&T Wireless PCS, LLC, a Delaware limited liability company ("AT&T Wireless"), consist of 3,149,737 shares of Class A Common Stock and 14,912,778 shares of Series F Preferred Stock which is convertible at any time into 14,717,716 shares of Class A Common Stock and 195,062 shares of Class D Common Stock of TeleCorp. AT&T Corp., a New York corporation ("AT&T") and sole member of AT&T Wireless, and AT&T Wireless Services, Inc. ("AT&T Services"), the sole manager of AT&T Wireless, may be deemed to beneficially own the shares held by AT&T Wireless. William Hague and Michael Schwartz, who are the nominees of AT&T Wireless on the TeleCorp Board of Directors, may also be deemed to beneficially own such shares. Mr. Hague and Mr. Schwartz disclaim beneficial ownership of all of these shares.

                              Page 63 of 108 Pages

                  AT&T is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish regional, domestic, international, local and Internet communication transmission services, including cellular telephone and other wireless services, and cable television services. The principal executive offices of AT&T are located at 32 Avenue of the Americas, New York, New York 10013-2412. The principal executive offices of AT&T Wireless and AT&T Wireless Services and the business address for Mr. Hague and Mr. Schwartz is 7277 164th Avenue N.E., Redmond, Washington 98052.

                  The name, business address and present principal occupation or employment of each director and executive officer of AT&T are set forth in Schedule 5-C hereto and are incorporated herein by reference. The
            ------------
         names, business address and present principal occupation or employment of each director and executive officer of AT&T Services are set forth on Schedule 5-D attached hereto and are incorporated by herein by
            ------------
         reference. Each such person is a citizen of the United States.

(c) Except as otherwise set forth herein, none of the Reporting Parties nor, to the knowledge of the Reporting Persons, any of the Disclosed Persons, has executed transactions in the Class A Common Stock during the past 60 days.

(d) With respect to any TeleCorp Class A Common Stock held by a Reporting Person, there is no person that has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such stock other than such Reporting Person.

 (e)       Not applicable.

Item 6.           Contracts, Arrangements, Understandings or Relationships with
                  -------------------------------------------------------------
                  Respect to Securities of the Issuer
                  -----------------------------------

         Pledge of Stock. Under a Securities Purchase Agreement, dated as of January 23, 1998, as amended, among certain Reporting Persons/1/ (collectively, the "Pledgor Investors"), AT&T Wireless and TeleCorp (the "January Securities Purchase Agreement"), in exchange for shares of TeleCorp Class A Common Stock, Class C Common Stock, Class D Common Stock, Voting Preference Common Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock (collectively, the "TeleCorp Capital Stock"), TeleCorp received, in part, from the Pledgor Investors, commitments to fund over a three-year period ending July 17, 2001 an aggregate of $128.0 million and an additional $5.0 million upon TeleCorp's closing of an acquisition of a PCS license covering populations of one million or more people (which was satisfied on April 20, 1999).

_______________________

/1/ CB Capital Investors, L.P., Equity-Linked Investors-II, L.P., Private Equity Investors III, L.P., Hoak Communications Partners, L.P., HCP Capital Fund, L.P., Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Media/Communications Investors Limited Partnership, Media/Communications Partners III Limited Partnership, OneLiberty Fund III, L.P., OneLiberty Fund IV, L.P., Northwood Ventures LLC, Northwood Capital Partners LLC and Toronto Dominion Investments, Inc.

                              Page 64 of 108 Pages

         Pursuant to a certain stock purchase agreement dated March 30, 1999 by and among the Pledgor Investors, Messrs. Vento and Sullivan, Puerto Rico Acquisition Corp. and TeleCorp (the "May Securities Purchase Agreement"), TeleCorp sold to such Pledgor Investors 39,997 shares of its Series C Preferred Stock and 12,358,950 shares of its Class A Common Stock in exchange for a commitment from the Pledgor Investors to fund over a three-year period ending March 2002 an aggregate of $40.0 million in cash.

         Each of the Pledgor Investors currently has the right to vote all of the shares of TeleCorp Capital Stock held by it which have voting rights. However, substantially all of the shares of TeleCorp Capital Stock held by each Pledgor Investor are pledged to TeleCorp to secure such Pledgor Investor's entire commitment under both the January Securities Purchase Agreement and May Securities Purchase Agreement and may be taken by TeleCorp in satisfaction of such commitments if such Pledgor Investor fails to satisfy its purchase commitment under either agreement.

         Stockholders' Agreement. The Reporting Persons listed on Schedule 5-E
                                                                  ------------
hereto are party to the Stockholders' Agreement, pursuant to which each Reporting Person has agreed to vote all of the shares of Class A Common Stock and voting preference stock to cause the election of nine individuals to TeleCorp's board who include: (i) Mr. Vento and Mr. Sullivan, so long as each remains an officer of TeleCorp and the Management Agreement between TeleCorp and TeleCorp Management Corp. remains in effect, (ii) one individual nominated by AT&T Wireless, (ii) two individuals selected by the holders of a majority in interest of the Class A Common Stock beneficially owned by certain of TeleCorp's initial investors who are parties to the Stockholders' Agreement, other than AT&T Wireless, and (iv) four individuals selected by Messrs. Vento and Sullivan subject to approval by AT&T Wireless and/or a majority in interest of the Class A Common Stock beneficially owned by certain of TeleCorp's initial investors who are parties to the Stockholders' Agreement.

         The Stockholders' Agreement also restricts the sale, transfer or other disposition of TeleCorp Capital Stock held by the parties to the Stockholders' Agreement, by giving rights of first offer, drag along and tag along rights. If one of TeleCorp's stockholders who is a party to the Stockholders' Agreement desires to transfer any or all of its shares of preferred or common stock, other than Voting Preference Common Stock and Class C Common Stock, the selling stockholder must first give written notice to TeleCorp and (i) if the selling stockholder is one of TeleCorp's initial investors, other than AT&T Wireless, or any other stockholder who is a party to the stockholders' agreement, to AT&T Wireless; and (ii) if the selling stockholder is AT&T Wireless, to every other initial investor. The stockholders who receive notice from the selling stockholders may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of the stockholders opt to purchase the shares of the selling stockholder, the selling stockholder can sell its shares to any other person on the same terms and conditions as originally offered to the stockholders. The right of first offer does not apply to TeleCorp's repurchase of any shares of its Class A Common Stock or Class E Preferred Stock from one of its employees in connection with the termination of the employee's employment with TeleCorp.

                              Page 65 of 108 Pages

         In certain cases, a stockholder desiring to sell shares of TeleCorp Capital Stock is only required to send notice to AT&T Wireless of such stockholder's intent to sell such shares. The notice provides AT&T Wireless with a right to negotiate to purchase all of the offered shares from such selling stockholder. If AT&T Wireless and the stockholder do not reach agreement regarding the purchase and sale of the shares, then the stockholder can then sell them to a third party. To the extent a third party does not purchase a stockholder's offered shares, the shares again become subject to the restrictions on transfer in the Stockholders' Agreement.

         A stockholder subject to the Stockholders' Agreement may not transfer 25% or more of any of the shares of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Voting Preference Stock, Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock of TeleCorp's, whether alone or with other stockholders or whether in one transaction or a series of transactions, unless the proposed transfer includes an offer to TeleCorp's initial investors and Mr. Vento and Mr. Sullivan to join in the transfer. Class C Common Stock and Class D Common Stock will count as one class of stock for purposes of the 25% test. If a selling stockholder receives an offer from a bona fide purchaser to transfer a selling stockholder's shares, the selling stockholder must follow procedures included in the Stockholders' Agreement to include the other stockholders in the proposed transfer.

         Pursuant to the Stockholders' Agreement, the parties thereto have also agreed not to transfer any shares of their common stock (which includes the Class A Common Stock) until July 17, 2001 except to affiliates, and Mr. Vento and Mr. Sullivan have agreed not to transfer any shares of common stock prior to July 17, 2003, subject to limited exceptions, including that up to 25% of their common stock may be transferred after July 17, 2001.

         Management Agreement. Under a five-year Management Agreement dated July 17, 1998, as amended, TeleCorp Management Corp. assists TeleCorp with various services and provides the services of Mr. Vento and Mr. Sullivan in connection with the performance of TeleCorp Management Corp.'s obligations under the Management Agreement. Certain shares of TeleCorp's Class A Common Stock and Series E Preferred Stock held by Messrs. Vento and Sullivan are subject to vesting under the Management Agreement. Messrs. Vento and Sullivan currently have the right to vote all of the shares of TeleCorp Capital Stock held by them which have voting rights. However, TeleCorp is obligated to repurchase from Mr. Vento and Mr. Sullivan, and they are required to sell to TeleCorp, following the termination of the Management Agreement for any reason, up to an aggregate of 5,764,595 shares of Class A Common Stock and up to an aggregate of 18,219 shares of Series E Preferred Stock held collectively by Mr. Vento and Mr. Sullivan that have not yet vested.

         Voting Agreement in connection with the TeleCorp/Tritel Merger. On February 28, 2000, TeleCorp, Tritel and AT&T Wireless Services Inc. entered into the Reorganization Agreement. To induce TeleCorp to enter into the Reorganization Agreement, Messrs. Vento and Sullivan (each a "Stockholder", and together, the "Stockholders") executed a Voting Agreement, dated as of February 28, 2000, among the Stockholders, Tritel and TeleCorp. By executing the Voting Agreement, the Stockholders agreed to vote the voting securities of TeleCorp beneficially owned by them (a) in favor of the approval of the transactions contemplated by the Reorganization Agreement, and (b) against (i) approval of any proposal made in opposition to or in competition with the transactions contemplated by the Reorganization

                              Page 66 of 108 Pages

Agreement, and (b) against (i) approval of any proposal made in opposition to or in competition with the transactions contemplated by the Reorganization Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of TeleCorp or any of its subsidiaries, with or involving any party other than as contemplated by the Reorganization Agreement, (iii) any liquidation or winding up of TeleCorp, (iv) any extraordinary dividend by TeleCorp, (v) any change in the capital structure of TeleCorp, (other than pursuant to the Reorganization Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Reorganization Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of TeleCorp under the Reorganization Agreement which would materially and adversely affect TeleCorp or Tritel or their respective abilities to consummate the transactions contemplated by the Reorganization Agreement.

         Additionally, by executing the Voting Agreement, (a) Mr. Sullivan agreed that (other than pursuant to the Reorganization Agreement) he will not, and will not agree to, sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer any share of Class A Common Stock, Class C Common Stock, Class D Common Stock, Voting Preference Common Stock, Series C Preferred Stock or Series E Preferred Stock of TeleCorp owned by him, and (b) Mr. Vento agreed that (other than pursuant to the Reorganization Agreement) he will not, and will not agree to, sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer any share of Class A Common Stock, Class C Common Stock, Class D Common Stock, Voting Preference Stock, Series C Preferred Stock or Series E Preferred Stock of TeleCorp owned by him directly or indirectly.

Item 7.        Material to be Filed as Exhibits
               --------------------------------

2.1 Stock Purchase Agreement by and among TeleCorp PCS, Inc., TeleCorp Holding Corp., Inc., Gerald T. Vento, Thomas H. Sullivan, and certain other investors identified therein, dated as of October 18, 1999*

2.2 Agreement and Plan of Reorganization and Contribution, dated as of February 28, 2000, among TeleCorp PCS Inc., Tritel, Inc. and AT&T Wireless Services, Inc.**

2.3. Plan of Reorganization and Agreement of Merger by and among TeleCorp PCS, Inc., TeleCorp Holding Corp., Inc., Viper Wireless, Inc., Gerald
         T. Vento and Thomas H. Sullivan, dated as of October 18, 1999 (filed herewith)

10.1 Securities Purchase Agreement by and among TeleCorp PCS, Inc., AT&T Wireless PCS Inc, TWR Cellular, Inc. and certain Cash Equity Investors, TeleCorp Investors and Management Stockholders identified therein, dated as of January 23, 1998***

10.2 Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS, Inc., Puerto Rico Acquisition Corp. and certain Management Stockholders and Cash Equity Investors identified therein, dated as of March 30, 1999***

                             Page 67 of 108 pages

10.3.1 Stockholders' Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS, Inc., TWR Cellular, Inc., Cash Equity Investors and Management Stockholders identified therein, and TeleCorp PCS, Inc.***

10.3.2   Amendment No. 1 to the Stockholders' Agreement, dated March 30, 1999***


10.4.1 Management Agreement by and between TeleCorp Management Corp. and TeleCorp PCS, Inc., dated as of July 17, 1998***

10.4.2 Amendment No. 1 to the Management Agreement between TeleCorp Management Corp. and TeleCorp PCS, Inc., dated as of May 25, 1999***

10.4.3 Amendment No. 2 to the Management Agreement between TeleCorp Management Corp. and TeleCorp PCS, Inc., dated as of October 18, 1999****

10.5 TeleCorp PCS, Inc. Voting Agreement, dated as of February 28, 2000, among Tritel, Inc., TeleCorp PCS, Inc., Thomas H. Sullivan and Gerald
         T. Vento**

99       Agreement to file Schedule 13D dated July 28, 2000 (filed herewith)

* Incorporated by reference from TeleCorp's Form 10-K, for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000.

**   Incorporated by reference from TeleCorp's Form 8-K, dated February 28,
2000, filed with the SEC on March 15, 2000.

*** Incorporated by reference from TeleCorp's Registration Statement on Form S-4 (File No. 333-81313) originally filed with the SEC on June 22, 1999.

**** Incorporated by reference from TeleCorp's Registration Statement on Form S-1 (File No. 333-89393) originally filed with the SEC on October 20, 1999.

                             Page 68 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: July 28, 2000                               /s/ Thomas H. Sullvan
                                                  ------------------------------
                                                  Thomas H. Sullivan



Date: July 28, 2000                               /s/ Gerald T. Vento
                                                  ------------------------------
                                                  Gerald T. Vento

                             Page 69 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           TELECORP INVESTMENT CORP., L.L.C.




Date: July 28, 2000                        By: /s/ Thomas H. Sullivan
                                           ------------------------------
                                           Name: Thomas H. Sullivan
                                           Title: Manager

                             Page 70 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           TELECORP INVESTMENT CORP. II,  L.L.C.



Date: July 28, 2000                        By: /s/ Thomas H. Sullivan
                                              ------------------------------
                                           Name: Thomas H. Sullivan
                                           Title: Manager

                             Page 71 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      PRIVATE EQUITY INVESTORS III, L.P.

                                      By:  Rohit M. Desai Associates III, LLC,
                                           its general partner


Date: July 28, 2000                   By: /s/ Rohit M. Desai
                                         ------------------------------
                                      Name: Rohit M. Desai
                                      Title: Managing Member

                                      EQUITY-LINKED INVESTORS-II

                                      By:  Rohit M. Desai Associates-II, its
                                           general partner


Date: July 28, 2000                   By: /s/ Rohit M. Desai
                                         ------------------------------
                                      Name: Rohit M. Desai
                                      Title: Managing Member

                                      ROHIT M. DESAI ASSOCIATES III, LLC



Date: July 28, 2000                   By: /s/ Rohit M. Desai
                                         ------------------------------
                                      Name: Rohit M. Desai
                                      Title: Managing Member


Date: July 28, 2000                   ROHIT M. DESAI ASSOCIATES-II


                                      By: /s/ Rohit M. Desai
                                         ------------------------------
                                      Name: Rohit M. Desai
                                      Title: Managing Member


Date: July 28, 2000                   /s/ Rohit M. Desai
                                      ----------------------------------
                                      Rohit Desai

                             Page 72 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       HCP CAPITAL FUND, L.P.
                                       By:  James M. Hoak & Co, its general
                                            partner


                                       By: /s/ James Hoak
                                          ------------------------------
Date: July 28, 2000                    Name: James Hoak
                                       Title: Chairman

                                       HOAK COMMUNICATIONS PARTNERS, L.P.
                                       By:  HCP Investments, L.P., its general
                                            partner
                                       By:  Hoak Partners, LLC, its general
                                            partner


                                       By: /s/ James Hoak
                                          ------------------------------
                                       Name: James Hoak
Date: July 28, 2000                    Title: Manager


Date: July 28, 2000                    JAMES M. HOAK & CO.


                                       By: /s/ James Hoak
                                          ------------------------------
                                       Name: James Hoak
                                       Title: Chairman

Date: July 28, 2000                    HCP Investments, L.P.
                                       By:  Hoak Partners, LLC, its general
                                            partner


                                       By: /s/ James Hoak
                                          ------------------------------
                                       Name: James Hoak
                                       Title: Manager

Date: July 28, 2000                    HOAK PARTNERS, LLC


                                       By: /s/ James Hoak
                                          ------------------------------
                                       Name: James Hoak
                                       Title: Manager

                             Page 73 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: July 28, 2000                        /s/ James Hoak
                                           ----------------------------------
                                           James Hoak


Date: July 28, 2000                        /s/ Thomas Harrison
                                           ----------------------------------
                                           Thomas Harrison


Date: July 28, 2000                        /s/ Frederick Pickering
                                           ----------------------------------
                                           Frederick Pickering

                             Page 74 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          MEDIA/COMMUNICATIONS PARTNERS III
                                          LIMITED PARTNERSHIP

                                          By:  M/C III, LLC


                                          By: /s/ James F. Wade
                                             ------------------------------
                                          Name: James Wade
Date: July 28, 2000                       Title: Authorized Officer

                                          MEDIA/COMMUNICATIONS INVESTORS LIMITED
                                          PARTNERSHIP



Date: July 28, 2000                       By: /s/ James F. Wade
                                             ------------------------------
                                          Name: James Wade
                                          Title: Authorized Officer

                                          M/C III, LLC


Date: July 28, 2000                       By: /s/ James F. Wade
                                             ------------------------------
                                          Name: James Wade
                                          Title: Authorized Officer


Date: July 28, 2000                       /s/ James F. Wade
                                          ----------------------------------
                                          James Wade

                             Page 75 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: July 28, 2000                        /s/ David Croll
                                           ----------------------------------
                                           David Croll


Date: July 28, 2000                        /s/ Stephen Gormley
                                           ----------------------------------
                                           Stephen Gormley

Date: July 28, 2000                        /s/ Christopher Gaffney
                                           ----------------------------------
                                           Christopher Gaffney


Date: July 28, 2000                        /s/ John Hayes
                                           ---------------------------------
                                           John Hayes


Date: July 28, 2000                        /s/ Peter Claudy
                                           ----------------------------------
                                           Peter Claudy

                             Page 76 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            TORONTO DOMINION INVESTMENTS, INC.


Date July 26, 2000                          By: /s/ Carole Clause
                                               --------------------------
                                            Name: Carole Clause
                                            Title: President

                             Page 77 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              NORTHWOOD VENTURES LLC




Date: July 28, 2000                           By: /s/ Peter Schiff
                                                 ------------------------------
                                              Name: Peter Schiff
                                              Title: Authorized Person

                                              NORTHWOOD CAPITAL PARTNERS LLC



Date: July 28, 2000                           By: /s/ Peter Schiff
                                                 ------------------------------
                                              Name: Peter Schiff
                                              Title: Authorized Person



Date: July 28, 2000                           /s/ Peter Schiff
                                              ---------------------------------
                                              Peter Schiff



Date: July 28, 2000                           /s/ Henry Wilson
                                              ---------------------------------
                                              Henry Wilson

                             Page 78 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           ONELIBERTY FUND III, L.P.

                                           By:  OneLiberty Partners III, LP, its
                                                general partner


Date: July 28, 2000                        By: /s/ Edwin M. Kania
                                              ----------------------------------
                                           Name: Edwin M. Kania, Jr.
                                           Title: General Partner

                                           ONELIBERTY FUND IV, L.P.

                                           By:  OneLiberty Partners IV, LLC, its
                                                general partner



Date: July 28, 2000                        By: /s/ Edwin M. Kania
                                              ----------------------------------
                                           Name: Edwin M. Kania
                                           Title: Managing Member

                                           ONELIBERTY ADVISORS FUND IV, L.P.

                                           By:  OneLiberty Partners IV, LLC, its
                                                general partner


Date: July 28, 2000                        By: /s/ Edwin M. Kania
                                              ----------------------------------
                                           Name: Edwin M. Kania
                                           Title: Managing Member


                                           ONELIBERTY PARTNERS III, LP


Date: July 28, 2000                        By: /s/ Edwin M. Kania
                                              ----------------------------------
                                           Name: Edwin M. Kania, Jr.
                                           Title: General Partner

                             Page 79 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          OneLiberty Partners IV, LLC


                                          By: /s/ Edwin M. Kania
                                             ------------------------------
                                          Name: Edwin M. Kania
July 28, 2000                             Title: Managing Member


July 28, 2000                            /s/ Edwin M. Kania
                                         ----------------------------------
                                         Edwin M. Kania


July 28, 2000                            /s/ Steve Ricci
                                         ----------------------------------
                                         Steve Ricci

                             Page 80 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           DIGITAL PCS LLC
                                           By:  MSM, Inc.


Date: July 25, 2000                        By: /s/ E.B. Martin
                                               -------------------------------
                                           Name:  E.B. Martin, Jr.
                                           Title: Vice President


                                           MSM, Inc.


Date: July 25, 2000                        By: /s/ E.B. Martin
                                               ------------------------------
                                           Name:  E.B. Martin, Jr.
                                           Title: Vice President


Date: July 25, 2000                       /s/ E.B. Martin
                                          ----------------------------------
                                          E.B. Martin, Jr.


Date July 25, 2000                        /s/ William Mounger
                                          ----------------------------------
                                          William Mounger

                             Page 81 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          WIRELESS 2000, INC.


Date: July 26, 2000                       By: /s/ Joan S. Ducote
                                             ---------------------------------
                                          Name:  Joan S. Ducote
                                          Title: President

                             Page 82 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       GILDE INTERNATIONAL B.V.






Date: July 28, 2000                    By: /s/ Stephen Ricci
                                           --------------------------------
                                       Name:  Stephen Ricci
                                       Title:  Power of Attorney for Gilde
                                               International, B.V.

                             Page 83 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      CB CAPITAL INVESTORS, LLC
                                      By:  Chase Capital Partners, its manager


Date: July 26, 2000                   By: /s/ Michael R. Hannon
                                          -----------------------------------
                                      Name:  Michael R. Hannon
                                      Title:  General Partner


                             Page 84 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  J.H. WHITNEY III, L.P.
                                  By: J.H. Whitney Equity Partners III, L.L.C., its general partner

Date: July 28, 2000
                                  By: /s/ Kevin Curley
                                      -------------------------
                                  Name:  Kevin Curley
                                  Title: Attorney-in-fact

                                  WHITNEY EQUITY PARTNERS, L.P.
                                  By: J.H. Whitney Equity Partners, L.L.C., its general partner

Date: July 28, 2000
                                  By: /s/ Kevin Curley
                                      -------------------------
                                  Name:  Kevin Curley
                                  Title: Attorney-in-fact

                                  WHITNEY STRATEGIC PARTNERS III, L.P.
                                  By: J.H. Whitney Equity Partners III, L.L.C., its general partner

Date: July 28, 2000
                                  By: /s/ Kevin Curley
                                      -------------------------
                                  Name:  Kevin Curley
                                  Title: Attorney-in-fact

                             Page 85 of 108 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  AT&T CORP.


Date: July 28, 2000               By: /s/ Steven V. Garfinkel
                                      ______________________________
                                  Name:  Steven V. Garfinkel
                                  Title: Assistant Secretary

                                  AT&T WIRELESS PCS, LLC
                                  By: AT&T Wireless Services, Inc., its manager

Date: July 28, 2000
                                  By: /s/ William Hague
                                     ______________________________
                                  Name:  William Hague
                                  Title: Senior Vice President

Date: July 28, 2000              AT&T WIRELESS SERVICES, INC.


                                  By: /s/ William Hague
                                     ______________________________
                                  Name:  William Hague
                                  Title: Senior Vice President


Date: July 28, 2000               /s/ William Hague
                                  __________________________________
                                  William Hague


Date: July 28, 2000               /s/ Michael Schwartz
                                  __________________________________
                                  Michael Schwartz

                             Page 86 of 108 pages

                           Exhibit 99 to Schedule 13D


                                July 28, 2000

         This will confirm the agreement by and among all of the undersigned that the Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the Class A Common Stock of TeleCorp PCS, Inc. is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                            /s/ Thomas H. Sullivan
                            ------------------------------
                            Thomas H. Sullivan

                            /s/ Gerald T. Vento
                            ------------------------------
                            Gerald T. Vento

                            TELECORP INVESTMENT CORP., L.L.C.



                            By: /s/ Thomas H. Sullivan
                               ------------------------------
                            Name: Thomas H. Sullivan
                            Title: Manager



                            TELECORP INVESTMENT CORP. II,  L.L.C.



                            By: /s/ Thomas H. Sullivan
                               ------------------------------
                            Name: Thomas H. Sullivan
                            Title: Manager


                              Page 87 of 108 Pages

                            PRIVATE EQUITY INVESTORS III, L.P.

                            By: Rohit M. Desai Associates III, LLC, its general partner


                            By: /s/ Rohit M. Desai
                               ------------------------------
                            Name: Rohit M. Desai
                            Title: Managing Member

                            EQUITY-LINKED INVESTORS-II

                            By:  Rohit M. Desai Associates-II, its general
                                 partner


                            By: /s/ Rohit M. Desai
                               ------------------------------
                            Name: Rohit M. Desai
                            Title: Managing Member

                            ROHIT M. DESAI ASSOCIATES III, LLC


                            By: /s/ Rohit M. Desai
                               ------------------------------
                            Name: Rohit M. Desai
                            Title: Managing Member

                            ROHIT M. DESAI ASSOCIATES-II


                            By: /s/ Rohit M. Desai
                               ------------------------------
                            Name: Rohit M. Desai
                            Title: Managing Member

                            /s/ Rohit M. Desai
                            ----------------------------------
                            Rohit Desai


                            HCP CAPITAL FUND, L.P.
                            By:  James M. Hoak & Co, its general partner


                            By: /s/ James Hoak
                               ------------------------------
                            Name: James Hoak
                            Title: Chairman

                              Page 88 of 108 Pages

                            HOAK COMMUNICATIONS PARTNERS, L.P.
                            By:  HCP Investments, L.P., its general partner
                            By:  Hoak Partners, LLC, its general partner


                            By: /s/ James Hoak
                               ------------------------------
                            Name: James Hoak
                            Title: Manager


                            JAMES M. HOAK & CO.


                            By: /s/ James Hoak
                               ------------------------------
                            Name: James Hoak
                            Title: Chairman

                            HCP INVESTMENTS, L.P.
                            By:  Hoak Partners, LLC, its general partner


                            By: /s/ James Hoak
                               ------------------------------
                            Name: James Hoak
                            Title: Manager

                            HOAK PARTNERS, LLC


                            By: /s/ James Hoak
                               ------------------------------
                            Name: James Hoak
                            Title: Manager

                            /s/ James Hoak
                            ----------------------------------
                            James Hoak

                            /s/ Thomas Harrison
                            ----------------------------------
                            Thomas Harrison

                              Page 89 of 108 Pages

                            /s/ Frederick Pickering
                            ----------------------------------
                            Frederick Pickering


                            MEDIA/COMMUNICATIONS PARTNERS III LIMITED
                            PARTNERSHIP

                            By:  M/C III, LLC


                            By: /s/ James Wade
                               ------------------------------
                            Name: James Wade
                            Title: Authorized Officer

                            MEDIA/COMMUNICATIONS INVESTORS LIMITED PARTNERSHIP



                            By: /s/ James Wade
                               ------------------------------
                            Name: James Wade
                            Title: Authorized Officer

                            M/C III, LLC


                            By: /s/ James Wade
                               ------------------------------
                            Name: James Wade
                            Title: Authorized Officer

                            /s/ James Wade
                            ----------------------------------
                            James Wade

                            /s/ David Croll
                            ----------------------------------
                            David Croll

                            /s/ Stephen Gormley
                            ----------------------------------
                            Stephen Gormley

                            /s/ Christopher Gaffney
                            ----------------------------------
                            Christopher Gaffney

                              Page 90 of 108 Pages

                            /s/ John Haynes
                            __________________________________
                            John Hayes

                            /s/ Peter Claudy
                            __________________________________
                            Peter Claudy


                            TORONTO DOMINION INVESTMENTS, INC.

                                /s/ Carole Clause
                            By: ______________________________
                            Name: Carole Clause
                            Title: President


                            NORTHWOOD VENTURES LLC



                                /s/ Peter Schiff
                            By: ______________________________
                            Name: Peter Schiff
                            Title: Authorized Person

                            NORTHWOOD CAPITAL PARTNERS LLC


                                /s/ Peter Schiff
                            By: ______________________________
                            Name: Peter Schiff
                            Title: Authorized Person

                            /s/ Peter Schiff
                            _________________________________
                            Peter Schiff

                            /s/ Henry Wilson
                            _________________________________
                            Henry Wilson


                              Page 91 of 108 Pages

                            ONELIBERTY FUND III, L.P.

                            By:  OneLiberty Partners III, LP, its general
                                 partner

                                /s/ Edwin M. Kania
                            By: ______________________________
                            Name: Edwin M. Kania, Jr.
                            Title: General Partner

                            ONELIBERTY FUND IV, L.P.

                            By:  OneLiberty Partners IV, LLC, its general
                                 partner

                                /s/ Edwin M. Kania
                            By: ______________________________
                            Name: Edwin M. Kania
                            Title: Managing Member

                            ONELIBERTY ADVISORS FUND IV, L.P.

                            By:  OneLiberty Partners IV, LLC, its general
                                 partner

                                /s/ Edwin M. Kania
                            By: ______________________________
                            Name: Edwin M. Kania
                            Title: Managing Member


                            ONELIBERTY PARTNERS III, LP

                                /s/ Edwin M. Kania
                            By: ______________________________
                            Name: Edwin M. Kania, Jr.
                            Title: General Partner



                            ONELIBERTY PARTNERS IV, LLC

                                /s/ Edwin M. Kania
                            By: ______________________________
                            Name: Edwin M. Kania
                            Title: Managing Member



                              Page 92 of 108 Pages

                            /s/ Edwin M. Kania
                            __________________________________
                            Edwin M. Kania



                            /s/ Steve Ricci
                            __________________________________
                            Steve Ricci



                            DIGITAL PCS LLC
                            By:  MSM, Inc.

                                /s/ E. B. Martin
                            By: ______________________________
                            Name:  E.B. Martin, Jr.
                            Title: Vice President



                            MSM, INC.

                                /s/ E. B. Martin
                            By: ______________________________
                            Name:  E.B. Martin, Jr.
                            Title: Vice President


                            /s/ E. B. Martin
                            _________________________________
                            E.B. Martin, Jr.




                            /s/ William Moonger
                            __________________________________
                            William Mounger


                              Page 93 of 108 Pages

                            WIRELESS 2000, INC.


                            By: /s/ Joan Ducote
                               ------------------------------
                            Name:  Joan S. Ducote
                            Title: President


                            GILDE INTERNATIONAL B.V.


                            By: /s/ Stephen Ricci
                               ------------------------------
                            Name:  Stephen Ricci
                            Title:  Power of Attorney for Gilde
                                    International, B.V.



                            CB CAPITAL INVESTORS, LLC
                            By:  Chase Capital Partners, its manager


                            By: /s/ Michael Hannon
                               ------------------------------
                            Name:  Michael R. Hannon
                            Title: General Partner


                            J.H. WHITNEY III, L.P.
                            By: J.H. Whitney Equity Partners III, L.L.C., its general partner


                            By: /s/ Kevin Curley
                                ______________________________
                            Name:  Kevin Curley
                            Title: Attorney-in-fact


                              Page 94 of 108 Pages

                            WHITNEY EQUITY PARTNERS, L.P.
                            By: J.H. Whitney Equity Partners, L.L.C., its general partner


                            By: /s/ Kevin Curley
                                ______________________________
                            Name:  Kevin Curley
                            Title: Attorney-in-fact








                            WHITNEY STRATEGIC PARTNERS III, L.P.
                            By: J.H. Whitney Equity Partners III, L.L.C., its general partner


                            By: /s/ Kevin Curley
                                ______________________________
                            Name:  Kevin Curley
                            Title: Attorney-in-fact





                              Page 95 of 108 Pages

                            AT&T CORP.


                            By: /s/ Steven V. Garfinkel
                                ______________________________
                            Name:  Steven V. Garfinkel
                            Title: Assistant Secretary

                            AT&T WIRELESS PCS, LLC
                            By: AT&T Wireless Services, Inc., its manager


                            By: /s/ William Hague
                                ______________________________
                            Name:  William Hague
                            Title: Senior Vice President

                            AT&T WIRELESS SERVICES, INC.


                            By: /s/ William Hague
                                ______________________________
                            Name:  William Hague
                            Title: Senior Vice President

                            /s/ William Hague
                            _________________________________
                            William Hague


                            /s/ Michael Schwartz
                            _________________________________
                            Michael Schwartz

                              Page 96 of 108 Pages

                                                                      Schedule 1
                                                                      ----------

      Information for Reporting Persons and General Partners, Members and
      -------------------------------------------------------------------
           /or Directors and Executive Officers of Reporting Persons
           ---------------------------------------------------------

         The following table sets forth the name, business address, state of formation or citizenship and present principal occupation or principal business of (i) certain Reporting Persons not disclosed in Item 5, (ii) each general partner and/or manager of each Reporting Person not previously listed on a cover sheet to this Schedule 13D and (ii) each director and executive officer of any Reporting Person or any general partners or manager of any Reporting Person which is a corporation, which are not previously listed on a cover sheet to this
Schedule 13D, except that the general partners, managers, directors and/or executive officers relating to CB Capital Investors, L.P. and AT&T Wireless are set forth in Item 5 and Schedules 5-A, 5-B and 5-C to this Schedule 13D. The beneficial ownership of each Reporting Person is listed on its respective cover page. For all other persons or entities listed, the number of shares with respect to which such person or entity has sole voting power, shared voting power and beneficially owns is none and each person disclaims beneficial ownership of all shares held by any Reporting Person.

---------------------------- ----------------------------------- ---------------------------------------- ------------------------
           Name               Reporting Person or Relationship                   Address                    State of Formation or
                                    to Reporting Person                                                          Citizenship
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Eric Van Den Branden         President and Director of James     c/o Hoak Capital Corporation             United States
                             M. Hoak & Co.                       One Galleria Tower
                                                                 13355 Noel Road, Suite 1050
                                                                 Dallas, Texas  75240
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Toronto Dominion             REPORTING PERSON                    909 Fannin, Suite 1700                   Delaware
Investments, Inc.                                                Houston, TX  77010
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Carole A. Clause             President and Director of           909 Fannin, Suite 1700                   United States
                             Toronto Dominion                    Houston, TX  77010
                             Investments, Inc.
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
V.J. Huebner                 Vice President and Director         909 Fannin, Suite 1700                   United States
                             of Toronto Dominion                 Houston, TX  77010
                             Investments, Inc.
---------------------------- ----------------------------------- ---------------------------------------- ------------------------

----------------------------- ------------------------------------
          Name                  Principal Occupation or Principal
                                            Business
----------------------------  ------------------------------------
Eric Van Den Branden             President and Director of
                                 James M. Hoak & Co.


----------------------------  ------------------------------------
----------------------------  ------------------------------------
Toronto Dominion                 Investment Entity
Investments, Inc.
----------------------------  ------------------------------------
Carole A. Clause                 President of Toronto Dominion
                                 Investments, Inc.

----------------------------  ------------------------------------
V.J. Huebner                     Vice President of Toronto
                                 Dominion Investments, Inc.

----------------------------  ------------------------------------

                             Page 98 of 108 pages

---------------------------- ----------------------------------- ---------------------------------------- ------------------------
           Name               Reporting Person or Relationship                   Address                    State of Formation or
                                    to Reporting Person                                                          Citizenship
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Mark Healy                   Officer and Director of             909 Fannin, Suite 1700                   United States
                             Toronto Dominion                    Houston, TX  77010
                             Investments, Inc.
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
S.H. Fryer                   Chairman and officer of             909 Fannin, Suite 1700                   United States
                             Toronto Dominion                    Houston, TX  77010
                             Investments, Inc.
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
T.R. Spencer                 Officer and Director of             909 Fannin, Suite 1700                   United States
                             Toronto Dominion                    Houston, TX  77010
                             Investments, Inc.
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
R.F. MacLellan               Officer and Director of             909 Fannin, Suite 1700                   United States
                             Toronto Dominion                    Houston, TX  77010
                             Investments, Inc.
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Idon Biron                   Officer and Director of             909 Fannin, Suite 1700                   United States
                             Toronto Dominion                    Houston, TX  77010
                             Investments, Inc.
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Warner Finlay                 Vice President and Director        909 Fannin, Suite 1700                   United States
                             of Toronto Dominion                 Houston, TX  77010
                             Investments, Inc.
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
----------------------------------------------------------------------------------------------------------------------------------
Wireless 2000, Inc.          REPORTING PERSON                    c/o Joan Ducote                          Louisiana
                                                                 Ducote & Company
                                                                 219 North Washington Street
                                                                 P.O. Box 337
                                                                 Marksville, LA  71361
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Joan Ducote                  President and Director of           c/o Joan Ducote                          United States
                             Wireless, 200                       Ducote & Company
                                                                 219 North Washington Street
                                                                 P.O. Box 337
                                                                 Marksville, LA  71361
---------------------------- ----------------------------------- ---------------------------------------- ------------------------

----------------------------- -------------------------------------
           Name                   Principal Occupation or Principal
                                              Business
----------------------------  -------------------------------------
Mark Healy                      Officer of Toronto Dominion
                                Investments, Inc.

----------------------------  ------------------------------------
S.H. Fryer                      Officer of Toronto Dominion
                                Investments, Inc.

----------------------------  ------------------------------------
T.R. Spencer                    Officer of Toronto Dominion
                                Investments, Inc.

----------------------------  ------------------------------------
R.F. MacLellan                  Officer of Toronto Dominion
                                Investments, Inc.

----------------------------  ------------------------------------
Idon Biron                      Officer of Toronto Dominion
                                Investments, Inc.

----------------------------  ------------------------------------
Warner Finlay                   Vice President of Toronto
                                Dominion Investments, Inc.

----------------------------  ------------------------------------
----------------------------  ------------------------------------
Wireless 2000, Inc.             Holds stock in TeleCorp


----------------------------  ------------------------------------
Joan Ducote                     President of Ducote & Company


----------------------------  ------------------------------------

                             Page 99 of 108 pages

---------------------------- ----------------------------------- ---------------------------------------- ------------------------
           Name               Reporting Person or Relationship                   Address                    State of Formation or
                                    to Reporting Person                                                          Citizenship
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Nancy Burris                 Vice President and Director         c/o Joan Ducote                          United States
                             of Wireless 2000, Inc.              Ducote & Company
                                                                 219 North Washington Street
                                                                 P.O. Box 337
                                                                 Marksville, LA  71361
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Glenn Goudeau                Vice President and Director         c/o Joan Ducote                          United States
                             of Wireless 2000, Inc.              Ducote & Company
                                                                 219 North Washington Street
                                                                 P.O. Box 337
                                                                 Marksville, LA  71361
---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Janet Sanchez                Secretary of Wireless, 2000         c/o Joan Ducote                          United States
                                                                 Ducote & Company
                                                                 219 North Washington Street
                                                                 P.O. Box 337
                                                                 Marksville, LA  71361
---------------------------- ----------------------------------- ---------------------------------------- ------------------------

---------------------------- ----------------------------------- ---------------------------------------- ------------------------
Gilde International B.V.     REPORTING PERSON                    c/o Great Hill Partners                  Delaware
                                                                 One Liberty Square, 5th Floor
                                                                 Boston, MA  02109
---------------------------- ----------------------------------- ---------------------------------------- ------------------------

----------------------------- -------------------------------------
           Name                   Principal Occupation or Principal
                                              Business
----------------------------  -------------------------------------
Nancy Burris                    Vice President and Director
                                of Wireless 2000, Inc.



----------------------------  ------------------------------------
Glenn Goudeau                   Vice President and Director
                                of Wireless 2000, Inc.



----------------------------  ------------------------------------
Janet Sanchez                   Secretary of Wireless, 2000




----------------------------  ------------------------------------

----------------------------  ------------------------------------
Gilde International B.V.        Investment vehicle


----------------------------  ------------------------------------

                             Page 100 0f 108 pages

                                                                    Schedule 5-A
                                                                    ------------

CHASE CAPITAL CORPORATION EXECUTIVE OFFICERS AND DIRECTORS
----------------------------------------------------------

Executive Officers
------------------

Chief Executive Officer                 William B. Harrison, Jr.*
President                               Jeffrey C. Walker**
Executive Vice President                Mitchell J. Blutt, M.D.**
Vice President & Secretary              Gregory Meredith*
Vice President and Treasurer            Elisa R. Stein**
Vice President                          Marcia Bateson**
Assistant Secretary                     Robert C. Carroll*
Assistant Secretary                     Anthony J. Horan*
Assistant Secretary                     Denise G. Connors*

Directors
---------

William B. Harrison, Jr.*
Jeffrey C. Walker**

* Principal occupation is employee and/or officer of Chase. Business address is c/o The Chase Manhattan Corporation, 270 Park Avenue, New York, New York 10017.

** Principal occupation is employee of Chase and/or general partner of Chase Capital Partners. Business address is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, NY 10017.

                                                                    Schedule 5-B
                                                                    ------------

                        THE CHASE MANHATTAN CORPORATION
                           THE CHASE MANHATTAN BANK

                              Executive Officers
                              ------------------

                   Walter V. Shipley, Chairman of the Board*
        William B. Harrison Jr., President and Chief Executive Officer*
                      Donald L. Boudreau, Vice Chairman*
                 John J. Farrell, Director of Human Resources*
                       Neal S. Garonzik, Vice Chairman*
    Frederick W. Hill, Director of Corporate Marketing and Communications*
                       Donald H. Layton, Vice Chairman*
                       James B. Lee Jr., Vice Chairman*
                     William H. McDavid, General Counsel*
                  Denis J. O'Leary, Executive Vice President*
                        Marc J. Shapiro, Vice Chairman*
                      Joseph G. Sponholz, Vice Chairman*
                 Jeffrey C. Walker, Senior Managing Director**

                                 Directors***

----------------------------------------------------------------------------------------------------
Name                                    Principal Occupation or Employment; Business or Residence
                                        Address
----------------------------------------------------------------------------------------------------
Hans W. Becherer                        Chairman of the Board
                                        Chief Executive Officer
                                        Deere & Company One John Deere Place Moline, IL 61265
----------------------------------------------------------------------------------------------------
Frank A. Bennack, Jr.                   President and Chief Executive Officer
                                        The Hearst Corporation
                                        959 Eighth Avenue New York, New York 10019
----------------------------------------------------------------------------------------------------
Susan V. Berresford                     President
                                        The Ford Foundation
                                        320 E. 43rd Street New York, New York 10017
----------------------------------------------------------------------------------------------------

* Principal occupation is executive officer and/or employee of The Chase Manhattan Bank. Business address is c/o The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017. Each executive officer of Chase is a U.S. citizen.

** Principal occupation is employee of Chase and/or general partner of Chase Capital Partners. Business address is c/o Chase Capital Partners, 380 Madison Avenue - 12th Floor, New York, New York 10017.

*** Each of the persons named below is a citizen of the United States of America.

                                                          Schedule 5-B Continued
                                                          ----------------------

---------------------------------------------------------------------------------------------------------
Name                                       Principal Occupation or Employment; Business or Residence
                                           Address
---------------------------------------------------------------------------------------------------------
M. Anthony Burns                           Chairman of the Board and Chief Executive Officer Ryder
                                           System, Inc.
                                           3600 N.W.
                                           82nd Avenue
                                           Miami, Florida 33166
---------------------------------------------------------------------------------------------------------
H. Laurence Fuller                         Co-Chairman
                                           BP Amoco p.l.c.
                                           1111 Warrenville Road, Suite 25
                                           Chicago, Illinois 60563
---------------------------------------------------------------------------------------------------------
Melvin R. Goodes                           Retired Chairman of the Board and CEO
                                           Warner-Lambert Company
                                           201 Tabor Road
                                           Morris Plains, NJ 07950
--------------------------------------------------------------------------------------------------------
William H. Gray, III                       President and Chief Executive Officer
                                           The College Fund/UNCF
                                           9860 Willow Oaks Corporate Drive
                                           P.O. Box 10444
                                           Fairfax, Virginia 22031
--------------------------------------------------------------------------------------------------------
William B. Harrison, Jr.                   President and Chief Executive Officer
                                           The Chase Manhattan Corporation
                                           270 Park Avenue, 8th Floor New York
                                           New York 10017-2070
--------------------------------------------------------------------------------------------------------
Harold S. Hook                             Retired Chairman and Chief Executive Officer
                                           American General Corporation 2929 Allen Parkway
                                           Houston, Texas 77019
--------------------------------------------------------------------------------------------------------
Helene L. Kaplan                           Of Counsel
                                           Skadden, Arps, Slate, Meagher & Flom LLP
                                           919 Third Avenue - Room 29-72
                                           New York, New York 10022
--------------------------------------------------------------------------------------------------------
Henry B. Schacht                           Director and Senior Advisor
                                           E.M. Warburg, Pincus & Co., LLC
                                           466 Lexington Avenue, 10th Floor
                                           New York, New York 10017
--------------------------------------------------------------------------------------------------------
Walter V. Shipley                          Chairman of the Board
                                           The Chase Manhattan Corporation
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------------------------------

                                                          Schedule 5-B Continued
                                                          ----------------------

----------------------------------------------------------------------------------------------------------
Name                                       Principal Occupation or Employment; Business or Residence
                                           Address
----------------------------------------------------------------------------------------------------------
Andrew C. Sigler                           Retired - Chairman of the Board and Chief Executive Officer
                                           Champion International Corporation
                                           One Champion Plaza
                                           Stamford, Connecticut 06921
----------------------------------------------------------------------------------------------------------
John R. Stafford                           Chairman, President and Chief Executive Officer
                                           American Hom Products Corporation
                                           5 Giralda Farms Madison
                                           New Jersey 07940
----------------------------------------------------------------------------------------------------------
Marina v.N. Whitman                        Professor of Business Administration and Public Policy
                                           The University of Michigan School of Public Policy 411
                                           Lorch Hall
                                           611 Tappan Street
                                           Ann Arbor, MI 48109-1220
----------------------------------------------------------------------------------------------------------

                                                                    Schedule 5-C
                                                                    ------------

                                  AT&T CORP.
                       DIRECTORS AND EXECUTIVE OFFICERS

         The name and present principal occupation of each director an executive officer of AT&T Corp. are set forth below. The business address for each person listed below is c/o AT&T Corp., 295 North Maple Avenue, Basking Ridge, New Jersey 07920.

-------------------------------------------------------------------------------------------------------------
Name                                                Title
-------------------------------------------------------------------------------------------------------------
C. Michael Armstrong                                Chairman of the Board and Chief Executive Officer
-------------------------------------------------------------------------------------------------------------
Kenneth T. Derr                                     Director; Retired Chairman of the Board of Chevron
                                                    Corporation
-------------------------------------------------------------------------------------------------------------
M. Kathryn Eickhoff                                 Director; President of Eickhoff Economics, Inc.
-------------------------------------------------------------------------------------------------------------
Walter Y. Elisha                                    Director; Chairman of the Board of Springs Industries,
                                                    Inc.
-------------------------------------------------------------------------------------------------------------
George M. C. Fisher                                 Director; Chairman and Chief Executive Officer of
                                                    Eastman Kodak Company
-------------------------------------------------------------------------------------------------------------
Donald V. Fites                                     Director; Retired Chairman and Chief Executive Officer
-------------------------------------------------------------------------------------------------------------
Amos B. Hostetter, Jr.                              Director; Chairman, AT&T Broadband and Internet Services
-------------------------------------------------------------------------------------------------------------
Ralph S. Larsen                                     Director; Chairman and Chief Executive Officer of
                                                    Johnson & Johnson
-------------------------------------------------------------------------------------------------------------
John C. Malone                                      Director; Chairman of the Board, Liberty Media
                                                    Corporation
-------------------------------------------------------------------------------------------------------------
Donald F. McHenry                                   Director; President of IRC Group
-------------------------------------------------------------------------------------------------------------
Michael I. Sovern                                   Director; Chairman of Sotheby's Holdings, Inc.;
                                                    President Emeritus and Chancellor Kent Professor of Law
                                                    at Columbia University
-------------------------------------------------------------------------------------------------------------
Sanford I. Weill                                    Director; Chairman and Co-CEO Citigroup Inc.
-------------------------------------------------------------------------------------------------------------
Thomas H. Wyman                                     Director; Senior Advisor of SBC Warburg, Inc.
-------------------------------------------------------------------------------------------------------------
John D. Zeglis                                      President and Director
-------------------------------------------------------------------------------------------------------------
Harold W. Burlingame                                Executive Vice President-Merger & Joint Venture
                                                    Integration
-------------------------------------------------------------------------------------------------------------
James Cicconi                                       Executive Vice President-Law & Governmental Affairs and
                                                    General Counsel
-------------------------------------------------------------------------------------------------------------
Mirian Graddick                                     Executive Vice President, Human Resources
-------------------------------------------------------------------------------------------------------------
Leo J. Hindery, Jr.                                 President and Chief Executive Officer, AT&T Broadband
                                                    and Internet Services
-------------------------------------------------------------------------------------------------------------
Frank Ianna                                         Executive Vice President and President, AT&T Network
                                                    Services
-------------------------------------------------------------------------------------------------------------

                                                          Schedule 5-C continued
                                                          ----------------------

-----------------------------------------------------------------------------------------------------
Name                                        Title
-----------------------------------------------------------------------------------------------------
Michael G. Keith                            Executive Vice President and President, AT&T Business
                                            Services
-----------------------------------------------------------------------------------------------------
H. Eugene Lockhart                          Executive Vice President, Chief Marketing Officer
-----------------------------------------------------------------------------------------------------
Richard J. Martin                           Executive Vice President, Public Relations and Employee
                                            Communication
-----------------------------------------------------------------------------------------------------
David C. Nagel                              President, AT&T Labs & Chief Technology Officer
-----------------------------------------------------------------------------------------------------
John C. Petrillo                            Executive Vice President, Corporate Strategy and
                                            Business Development
-----------------------------------------------------------------------------------------------------
Richard Roscitt                             Executive Vice President and President & CEO, AT&T
                                            Solutions
-----------------------------------------------------------------------------------------------------
D.H. Schulman                               Executive Vice President and President, AT&T Consumer
                                            Long Distance and Segment Marketing
-----------------------------------------------------------------------------------------------------
Daniel E. Somers                            Senior Executive Vice President and Chief Financial
                                            Officer
-----------------------------------------------------------------------------------------------------

                                                                    Schedule 5-D
                                                                    ------------

                         AT&T WIRELESS SERVICES, INC.
                       DIRECTORS AND EXECUTIVE OFFICERS

         The name and present principal occupation of each director an executive officer of AT&T Wireless Services, Inc. are set forth below. The business address for each person listed below, unless otherwise indicated, is 7277 164/th/ Avenue, NE, Redmond, WA 98052.

--------------------------------------------------------------------------------------------------------------------------
Title                                                      Name                            Address
--------------------------------------------------------------------------------------------------------------------------
President                                                  Mohan Gyani
--------------------------------------------------------------------------------------------------------------------------
Executive Vice President - International                   Jordan M. Roderick
--------------------------------------------------------------------------------------------------------------------------
Executive Vice President  - Wireless Operations            Robert H. Johnson
--------------------------------------------------------------------------------------------------------------------------
Sr. Vice President - Acquisitions/Assistant                William W. Hague
Secretary
--------------------------------------------------------------------------------------------------------------------------
Sr. Vice President - Business Development and              Donald A. Boerema
Strategy
--------------------------------------------------------------------------------------------------------------------------
Sr. Vice President - Channel Operations                    Emilio Echave                   11760 N. U.S. Highway 1
                                                                                           West Tower, 3/rd/ Floor
                                                                                           North Palm Beach, FL  33406
--------------------------------------------------------------------------------------------------------------------------
Sr. Vice President - Engineering                           Roderick Nelson
--------------------------------------------------------------------------------------------------------------------------
Sr. Vice President - Finance                               Joseph McCabe                   295 North Maple Avenue
                                                                                           Basking Ridge, NJ  07920
--------------------------------------------------------------------------------------------------------------------------
Sr. Vice President - General Counsel and Secretary         Gregory P. Landis
--------------------------------------------------------------------------------------------------------------------------
Sr. Vice President - Marketing                             Kim S. Whitehead
--------------------------------------------------------------------------------------------------------------------------
Sr. Vice President - National Markets                      Andrea J. Doelling              1001 16/th/ Street
                                                                                           Suite C-1 $ A-125
                                                                                           Denver, CO  80265
--------------------------------------------------------------------------------------------------------------------------
Sr. Vice President - Product Management and                Kendra Vandermuelen
Development
--------------------------------------------------------------------------------------------------------------------------
Vice President                                             Larry Siefert
--------------------------------------------------------------------------------------------------------------------------
Vice President - Associate General Counsel                 Robert Stokes, Jr.
--------------------------------------------------------------------------------------------------------------------------
Vice President - Associate General                         J. Walter Hyer, III
Counsel/Assistant Secretary
--------------------------------------------------------------------------------------------------------------------------
Vice President - Carrier Relations Acquisitions            Donald Adams
and Development
--------------------------------------------------------------------------------------------------------------------------
Vice President - Corporate Communications                  Jane O'Donaghue
--------------------------------------------------------------------------------------------------------------------------
Vice President  - External Affairs/Assistant               Douglas I. Brandon              1150 Connecticut Avenue, 4/th/
Secretary                                                                                  Floor
                                                                                           Washington, D.C.  20036
--------------------------------------------------------------------------------------------------------------------------
Vice President - International Business Development        Robert L. Lewis
--------------------------------------------------------------------------------------------------------------------------
Vice President - Market Planning Analysis                  Diane Siegfried                 12900 Park Plaza Drive
                                                                                           Cerritos, CA  90703-8573
--------------------------------------------------------------------------------------------------------------------------
Vice President - Tax and Treasurer                         Lawrence Kurland
--------------------------------------------------------------------------------------------------------------------------

                                                                    Schedule 5-E
                                                                    ------------

       Reporting Persons who are Parties to the Stockholders' Agreement
       ----------------------------------------------------------------

1.   CB Capital Investors, L.P.
2.   AT&T Wireless PCS, LLC
3.   Private Equity Investors III, L.P.
4.   Equity-Linked Investors-II
5.   Hoak Communications Partners, L.P.
6.   HCP Capital Fund, L.P.
7.   J. H. Whitney III, L.P.
8.   Whitney Strategic Partners III, L.P.
9.   Whitney Equity Partners, L.P.
10.  Media/Communications Partners III Limited Partnership
11.  Media/Communications Investors Limited Partnership
12.  Northwood Capital Partners
13.  Northwood Ventures
14.  OneLiberty Fund III, L.P.
15.  OneLiberty Fund IV, L.P.
16.  OneLiberty Advisors Fund IV, L.P.
17.  Gilde Investment Fund, B.V.
18.  TeleCorp Investment Corp., L.L.C.
19.  TeleCorp Investment Corp. II, L.L.C.
20.  Toronto Dominion Investments, Inc.
21.  Digital PCS LLC
22.  Wireless 2000 LLC
23.  Gerald T. Vento
24.  Thomas H. Sullivan